Exhibit 1.1

WISeKey, Italpreziosi and Kaufmann & Partners Signed a MoU for a Joint Venture to Commercialize Authenticated and Verified Trusted Gold NFTs

The Trusted NFT is Backed by Gold and Precious Metals and Tradable on WISe.ART NFT Marketplace.

The Joint Venture PreciousMetalVerse.com will be Launched in January 2023.

The TrustedNFT Gold tokens represent ownership over physical gold bars that are stored in a vault in both Switzerland and Italy.

Italpreziosi offers a wide range of highly qualified and professional services in the field of gold and precious metals investments with particular attention to flexibility, creating ad hoc (1:1) products based on customer’s needs. Among the products we find gold bars and coins for individuals, ideal for those looking for investment in gold.

GENEVA / New York – November 15, 2022: WISeKey International Holding Ltd. (“WISeKey”) (SIX: WIHN, NASDAQ: WKEY), leading global cybersecurity, AI, Blockchain, and IoT company, today announced that it has been signed an MoU with Italpreziosi, one of the main operators in the production, refine and trade of precious metals, production and trade of investment gold based to offer Trusted NFTs that are backed by gold and have offsets carbon attached using WISeKey technologies. Both parties together with Kaufmann & Partners will create a Joint Venture in Switzerland of which WISeKey will have 51% of the capital allowing gold investment via NFT in total safety, without having to physically handle the products, opting to insert them directly into the Italpreziosi insured deposit.

The gold products, equipped with a NFT based digital identity, are tracked numerically and always covered by insurance for the entire duration of the deposit service, which is carried out in a third-party deposit, in order to be totally excluded from Italpreziosi's assets.

The TrustedNFT Gold tokens represent ownership over physical gold bars that are stored in a vault in Switzerland and Italy. Each TrustedNFT Gold represents an underlying bar of gold, with both the token and the physical bar of gold sharing a unique digital identity, which uses a patented method for digital certification of authenticity of a physical object of value. The method includes the steps of issuing a NFT, along with a digital certificate of authenticity containing encrypted information reflecting at least one characteristic unique to the physical gold bar, checking, whenever required, the validity of the digital certificate of authenticity by use of a network computer. The network computer cooperates with the storage device and a validating or a certifying authority so as to output sensibly in real time the status of validity of the digital certificate of authenticity, and modifying, whenever required.

More information about the patent can be found at https://www.wisekey.com/company/our-value-proposition/our-patents/.

The Gold NFT approach is to implement via a smart contract that enables users to trade NFTs for gold. This would let investors profit from the price movements of non-fungible tokens and gold, diversifying their portfolios and potentially lowering risk.  The possibilities for such integration aren’t limited to gold. This mechanism is equally applicable to other precious metals.

The Trusted NFT Gold tokens are sold via the WISe.ART NFT platform with a digital certificate warranty and KYC process ensuring NFT’s owner has full legal rights to redeem the physical gold bar and facilitating the transfer as Trusted NFT Gold owners are with this technology able to sale their gold totally decentralized via the WISe.ART NFT platform and blockchain. A special edition of Trusted NFT Gold will be gradually listed on the WISe.ART NFT marketplace, with the tokens representing either one ounce of gold, 10 grams of gold, or 100 grams of gold respectively. Though the unique way of minting NFTs on the WISe.ART platform always including the digital asset itself, proof of integrity and provenance as well as contracts to define the rights of the owner, the WISe.ART platform creates the only marketplace where NFTs are actual usable digital twins and the TrustedCoin is the entry point into this ecosystem.

The NFT design of the WISe.Art platform ensures that besides an authenticated and signed version of the actual digital asset, an irreversible link to a physical object is set up, in addition to proof of ownership, provenance and a set of contracts describing future use and monetization streams. NFTs and platform are secured by WISeKey’s various security technology enabling the authentication of physical objects as well as digital assets in a safe end-to-end process.

The partnership with Green NFT also ensures that NFTs on the WISe.Art platform are fully carbon neutral to comply with upcoming ESG regulations and the desire of most collectors to protect the planet.  The platform also includes permanent storage of the NFTs and as well as token rewards for participants in auctions, curators and other companies or individuals that contribute to the community.

Ivana Ciabatti, CEO at Italpreziosi Spa noted, “Italpreziosi has always had a farsighted vision towards innovation, fintech and sustainability. This Joint Venture will be the perfect synergy between all of these components, strengthened by the collaboration of world class players. We believe that through this JV we will be able to satisfy the growing market demand with an innovative product and the highest quality services.”

“At Kaufmann & Partners we just invest into world-class players which are always looking for disruptive innovation: WISeKey together with Italpreziosi are leading major changes across the fintech and De-Fi space. This partnership will strengthen the support of building up a brand-new asset class for investors eager to participate into the next wave for fintech. Aiming to leverage the transition to Web 3.0 will be the key mission of that evolution,” said Francesco De Leo Ph.D., Executive Chairman at Kaufmann & Partners and Ambassador at Large at the World Artificial Intelligence Festival Cannes.

Carlos Moreira, Founder and CEO of WISeKey International Holding, said, “The opportunity for a WISeKey Italpreziosi joint venture is unequaled in the gold NFT market. WISeKey is the only company in the world that delivers a vertical cybersecurity service platform from Root of Trust to Chip To NFT. The joint venture, will deliver an end-to-end solution and I am very much looking forward to this cooperation as and I am confident that we will continue to experience significant technological accomplishments and create shareholder value on this market.”

About Italpreziosi

Italpreziosi was founded in 1984 and is one of the main operators in the production, refining and trading of precious metals, production and trading of investment gold based in Arezzo, Italy. The company is certified Gold Good Delivery by the London Bullion Market Association since November 22, 2018, Code of Practice and Chain of Custody by the Responsible Jewellery Council, and is a certified Fairmined Supplier. Italpreziosi is also a member of the Responsible Mineral Initiative and the International Precious Metals Institute. Thanks to the latest generation technologies and systems with an impact close to zero, in addition to its central position in the value chain, Italpreziosi represents the strategic partner for all operators in the precious metals business, offering complete solutions for mines, banks, jewelery manufacturers, industrial and private consumers. With the commitment to guarantee the highest quality standards in compliance with the principles of ethics and sustainability. Italpreziosi is the ideal partner for all operators in the precious metals sector, excelling for its reputation, service efficiency, reliability, transparency, but above all for sustainability and ethical commitment. In line with the highest standards, Italpreziosi pursues the United Nations 2030 agenda on Sustainable Development Goals ( SDGS ), objectives it has set itself to contribute to the creation of a more sustainable, fair and equitable supply chain of precious metals. For more information, visit www.italpreziosi.it

About WISeKey

WISeKey founded in 1999 (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey microprocessors secure the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.). WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

About Kaufmann & Partners

Kaufmann & Partners is an investor and corporate advisory and investment firm providing strategic advice and investment insights with our team of Senior Partners, on international political, economic, technology, sustainability and security matters. Kaufmann & Partners advises leading investment firms, world-class family offices and innovative corporations through a diverse range of industries aiming at enabling them to navigate the unprecedented uncertainties stemming from today's unstable political, business, technological and regulatory environment. Selectively, Kaufmann & Partners provides funding and its support to highly disruptive start-up companies in the Fin-Tech and Artificial Intelligence market space. Kaufmann & Partners Top Management Team and Advisors have built a world-class capability to address the low probability events shaping the world economy, that are the source of an unprecedented level of volatility across markets. The overarching goal of Kaufmann & Partners is to identify and measure non-financial risks as a major source of technology disruptions, unexpected fragilities, sustainability and geopolitical challenges by translating them into consistent and robust financial metrics and indicators. By leveraging big data analytics and semantic search, Kaufmann & Partners has built a state of the art capability to track down the key drivers of industry disruptions affecting how investors look at different asset classes, building indexes, rankings and ratings enabling our client base to preserve their assets value over time. For more information visit http://kaufmannpartners.com.

Press and investor contacts:

WISeKey International Holding Ltd
Company Contact: Carlos Moreira
Chairman & CEO
Tel: +41 22 594 3000
info@wisekey.com

WISeKey Investor Relations (US)
Contact: Lena Cati
The Equity Group Inc.
Tel: +1 212 836-9611
lcati@equityny.com

Disclaimer:
This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.